UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________
FORM 8-K
____________________________________________________________
CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2025
____________________________________________________________
IBEX Limited
(Exact name of registrant as specified in its charter)
____________________________________________________________

Bermuda	001-38442	00-0000000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1717 Pennsylvania Avenue NW, Suite 825
Washington, District of Columbia 20006
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (202) 580-6200
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common shares, par value of $0.000111650536	IBEX	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company               ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.               ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2025, Ibex Limited (the “Company”) announced that the Board of Directors (the “Board”) unanimously appointed Shuja Keen as a director of the Company to fill the current vacancy on the Board. Mr. Keen previously served on the Ibex Board from March 2018 through December 2024. Mr. Keen brings extensive experience in executive leadership, global operations, artificial intelligence, and a deep understanding of both the CX industry and capital markets to the Board. During his earlier tenure on the Ibex Board, Mr. Keen was instrumental in overseeing the Company’s AI strategy and evolution as a market disruptor.

There are no arrangements or understandings between Mr. Keen and any other person pursuant to which Mr. Keen was appointed as a director of the Company. There are no family relationships between Mr. Keen and any director or officer of the Company.

The Board appointed current director John Jones to serve as Chair of the Board. Since Mr. Jones is not considered independent under Nasdaq rules, the Board appointed Mingzhe (JJ) Zhuang to serve as Lead Independent Director, which further enhances the Board’s governance structure and is responsive to previously received shareholder feedback. The Board also appointed Mr. Zhuang as Chair of the Corporate Governance Committee, which is now constituted of Mr. Zhuang and Mr. Jones.

All of the appointments above were made by the Board after careful consideration, following the recommendation of the Nominating Committee of the Board, effective immediately, for a term that lasts until the earlier of the next annual general meeting of the Company or the appointee’s resignation, death, or removal.

Background Information

Shuja Keen, age 49, has served as Managing Director of The Resource Group International (“TRGI”), an investment holding company focused on technology-enabled services, since 2002, and is a member of the firm’s founding team. In this role, Mr. Keen has led operational improvement initiatives across portfolio companies and has overseen fundraising, growth, and liquidity transactions. Mr. Keen has been involved in multiple mergers and acquisitions, public offerings on U.S. and U.K. exchanges, public-to-private transactions, and debt offerings. He also serves as a director and President of Alert Communications, LLC, a legal call center, since 2009.

Mr. Keen previously served as a director of the Company and its subsidiaries for approximately 18 years. From 2009 to 2024, he served as a director of the Company and multiple Company subsidiaries, including Ibex Global Solutions, Inc., a business process outsourcing services provider, and TRG Marketing Solutions Limited, a brand development company.

Mr. Keen is a founding partner of Mentors Fund, a seed-stage venture capital fund focused on artificial intelligence and emerging technologies, where he has served on the Investment Committee since 2015. He is also a founder and partner of NYA Labs since 2024, which builds and invests in AI-native enterprise solutions, and a founding partner of Seven Seven Six, an early-stage venture capital firm that supports founders and funds STEM scholarships. Mr. Keen has served as an investor in and director of Operator Labs, an artificial intelligence platform focused on revenue cycle management and collections, since 2025, has been an investor in Afiniti, a provider of artificial intelligence-based customer experience solutions, since 2010, and has served on the advisory board of the Fatima Institute for Global AI Research since 2025.

Mr. Keen is the Founder and Chair of the MIT AI Conference. Mr. Keen graduated with an S.B. degree from the Sloan School of Management at the Massachusetts Institute of Technology with concentrations in finance, information technology, and operations research and a minor in economics.

Compensation Arrangements
Mr. Keen will participate in the Company’s annual non-executive director compensation program.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IBEX LIMITED
(Registrant)

Date: December 19, 2025	/s/ Robert Dechant
(Signature)
	Name:	Robert Dechant
	Title:	Chief Executive Officer